Exhibit 99.1

INVESTOR AND MEDIA CONTACT:

Brian Lantz

847-484-4574

brian.lantz@FBHS.com

FORTUNE BRANDS PRICES $700 MILLION BOND ISSUE

DEERFIELD, Ill. – Sept. 10, 2019 – Fortune Brands Home & Security, Inc. (NYSE: FBHS), an industry-leading home and security products company, announced that on September 9, 2019, it priced a registered public offering of $700 million aggregate principal amount of 3.25% senior unsecured notes maturing in 2029. The Company intends to use the net proceeds from the notes offering to pay down its current term loan and revolving credit facility. The offering is expected to close on September 13, 2019, subject to customary closing conditions.

“Our solid business model, consistent cash flow and strong balance sheet support our investment grade ratings received from all three rating agencies,” said Patrick Hallinan, chief financial officer, Fortune Brands. “With the proceeds used to pay down a portion of our existing term loan and revolver, we should continue to have flexibility to invest for growth both organically and inorganically.”

The senior unsecured notes offering is being made pursuant to an effective shelf registration statement (including a base prospectus) that the Company has on file with the Securities and Exchange Commission (“SEC”). The offering may be made only by means of a prospectus supplement and the base prospectus. Copies of the prospectus supplement and the accompanying prospectus relating to the offering can be obtained by contacting BofA Securities, Inc. toll-free at (800) 294-1322 or emailing dg.prospectus_requests@baml.com, contacting Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or contacting J.P. Morgan Securities LLC collect at (212) 834-4533. Electronic copies of the prospectus supplement and accompanying prospectus are also available on the SEC website at www.sec.gov.

About Fortune Brands

Fortune Brands Home & Security, Inc. (NYSE: FBHS), headquartered in Deerfield, Ill., creates products and services that fulfill the dreams of homeowners and help people feel more secure. The Company’s operating segments are Plumbing, Cabinets, and Doors & Security. Its trusted brands include Moen, Perrin & Rowe, Riobel, Rohl, Shaws and Victoria + Albert under the Global Plumbing Group (GPG); more than a dozen core brands under MasterBrand Cabinets; Therma-Tru entry door systems, Fiberon composite decking and Master Lock and SentrySafe security products in the Doors & Security segment. Fortune Brands holds market leadership positions in all of its segments. Fortune Brands is part of the S&P 500 Index. For more information, please visit www.FBHS.com.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain “forward looking statements.” Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including but not limited to those factors described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission. This press release is for informational purposes only; is neither an offer to sell nor solicitation of an offer to purchase the notes; and does not constitute an offer or sale in any jurisdiction in which, or to any person to whom, such an offer or sale is unlawful. Any offer of the notes will only be made by means of a prospectus.

Source: Fortune Brands Home & Security, Inc.

###